Exhibit 10.1

OUTDOOR CHANNEL HOLDINGS, INC.

ROGER L. WERNER, JR. EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of October 16, 2006, by and between Outdoor Channel Holdings, Inc. (the “Company”) and Roger L. Werner, Jr. (the “Executive”).

1.             Duties and Scope of Employment.

(a)           Positions and Duties.  As of October 16, 2006 (the “Effective Date”), Executive will serve as the Company’s President.  Thereafter, Executive will also be appointed to the position of the Company’s Chief Executive Officer effective as of November 10, 2006.  Executive will report to the Company’s Board of Directors (the “Board”).  As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board.  The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(b)           Board Membership.  Executive will be appointed to serve as a member of the Board as of the Effective Date (as a director in the class of directors to be nominated for re-election in 2009).  Thereafter, at each annual meeting of the Company’s stockholders during the Employment Term, at which the Executive’s term as a member of the Board has otherwise expired, the Company will use its best efforts to have the Company’s independent members of the Board nominate Executive to serve as a member of the Board.  Executive’s service as a member of the Board will be subject to any required stockholder approval.  Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

(c)           Obligations.  During the Employment Term, Executive will devote substantially all of Executive’s business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interests policies and code of conduct.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.  Executive will be permitted, without constituting a violation of this Section 1(c) to, (i) continue to provide services to, serve on the boards of directors of, and maintain or increase his ownership interests in the entities listed on Exhibit A, and (ii) manage his personal investments, so long as such activities do not materially interfere with his responsibilities under this Agreement.  Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement.  Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against Executive of which he is aware, if any, as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors.

(d)           Other Entities.  If appointed by the Company, and as agreed to by Executive, Executive agrees to serve, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company.  As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.

(e)           Office Location.  Executive shall allocate the appropriate business time between the New York metropolitan area (New York City, Westchester and Connecticut) and southern California (Los Angeles metropolitan area and Temecula), as is reasonably sufficient to perform his duties under this Agreement, subject to reasonable business circumstances that require travel outside of such locations in connection with performing his duties under this Agreement.

2.             At-Will Employment.  Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.  However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3.             Term of Agreement.  This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”).  On the third anniversary of the Effective Date and on each anniversary thereafter, this Agreement automatically will renew for an additional one (1) year term (each, an “Additional Term”) unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.

4.             Compensation.

(a)           Base Salary.  As of the Effective Date, the Company will pay Executive an annual salary of $300,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.  Executive’s Base Salary will be subject to review for increases by the Board or by the Compensation Committee of the Board (the “Committee”) not less than annually, and such increases (if any) will be made in the sole discretion of the Committee.

(b)           Sign-on Bonus.  Within thirty (30) days of the Effective Date, Executive will receive a signing bonus equal to $300,000 (the “Signing Bonus”).  The Signing Bonus will be paid as soon as practicable following the Effective Date and will be subject to the usual, required withholdings.

(c)           Annual Incentive.  Executive will not be eligible to receive any annual cash incentive for the remainder of the Company’s 2006 fiscal year, except as provided in subsections (a) and (b) above.  For each of the Company’s fiscal years beginning after 2006, Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board or by the Compensation Committee of the Board (the “Committee”).  During the Employment Term (not including the Company’s 2006 fiscal year), Executive’s target annual incentive will be not less than 50% of Base Salary (“Target Annual Incentive”).  The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved or exceeded and will be adjusted for under- or over-performance.

(d)           Stock Options.  As of the Effective Date, Executive will be granted nonstatutory stock options to purchase 300,000 shares of Company common stock at a per share exercise price equal to the closing price per share on the Nasdaq Global Market (“Nasdaq”) for the common stock of the Company on the Effective Date (the “Option”).  The Option will be granted under and subject to the terms, definitions and provisions of the Company’s 2004 Long-Term Incentive Plan, as amended (the “Plan”).  Forty percent (40%) of the Option shall vest and become exercisable ninety (90) days after the Effective Date, and an additional sixty percent (60%) of the Option shall thereafter vest and become exercisable in equal monthly installments beginning four (4) months after the Effective Date such that the Option is one hundred percent (100%) vested on the last day of the Initial Term assuming Executive’s continued employment with the Company on each scheduled vesting date.  In the event, after the first anniversary of the Effective Date, the Company terminates Executive’s employment without Cause or if Executive resigns for Good Reason, one hundred percent (100%) of the Option shall vest upon such termination of employment.  Except as provided in this Agreement, the Option will be subject to the Company’s standard terms and conditions for options granted under the Plan.

(e)           Restricted Stock.  As of the Effective Date, Executive shall be granted 150,000 shares of restricted stock of the Company (the “Restricted Stock”).  The Restricted Stock will be granted under and subject to the terms, definitions and provisions of the Plan.  The Restricted Stock shall vest in equal monthly installments beginning on the Effective Date such that the entire 150,000 shares are one hundred percent (100%) vested at the end of the Initial Term.  In the event, after the first anniversary of the Effective Date, the Company terminates Executive’s employment without Cause or if Executive resigns for Good Reason, one hundred percent (100%) of the Restricted Stock shall vest upon such termination of employment.  Except as provided in this Agreement, the Restricted Stock will be subject to the Company’s standard terms and conditions for restricted share grants under the Plan.

(f)            Performance Units.  As of the Effective Date, Executive shall be granted 800,000 performance units (the “Performance Units”).  The Performance Units will be granted under and subject to the terms, definitions and provisions of the Plan.  The Performance Units shall vest as provided below, and once vested, shall be settled by the Company’s issuance of shares of Company common stock reflecting that number of vested Performance Units.  Except as provided in this Agreement, the Performance Units will be subject to the Company’s standard terms and conditions for performance units under the Plan.

(i)       50,000 Performance Units shall vest on the 20th trading day following the date on which the per share closing price of Company common stock, as traded on Nasdaq, reaches a price equal to the Average Closing Price plus $0.50 per share (the “$0.50 Target”), if, and only if, (A) the average closing per share price of Company common stock over the 20-trading day period is equal to or greater than the $0.50 Target and (B) the $0.50 Target is reached and such average is maintained within the four (4) year period beginning on the Effective Date;

(ii)      An additional 50,000 Performance Units shall vest on the 20th trading day following the date on which the per share closing price of Company common stock, as traded on Nasdaq, reaches a price equal to the Average Closing Price plus $1.00 per share (the “$1.00 Target”), if, and only if, (A) the average closing per share price of Company common stock over the 20-trading day period is equal to or greater than the $1.00 Target and (B) the $1.00 Target is reached and such average is maintained within the four (4) year period beginning on the Effective Date;

(iii)     Additional installments of 100,000 Performance Units shall vest (up to a maximum of 300,000 Performance Units) on the 20th trading day following the date on which the per share closing price of Company common stock, as traded on Nasdaq, reaches a price equal to the Average Closing Price plus each of $2.00 (i.e., 100,000 Performance Units shall vest), $3.00 (i.e., an additional 100,000 Performance Units shall vest) and $4.00 (i.e., an additional 100,000 Performance Units shall vest) (each, an “Additional Target”) if, and only if, (A) the average closing per share price of Company common stock over the 20-trading day period immediately following the date the applicable Additional Target is reached is equal to or greater than the applicable Additional Target and (B) the applicable Additional Target is reached and such average is maintained within the four (4) year period beginning on the Effective Date;

(iv)     Additional installments of 100,000 Performance Units shall vest (up to a maximum of 400,000 Performance Units) on the 20th trading day following the date on which the per share closing price of Company common stock, as traded on Nasdaq, reaches a price equal to the Average Closing Price plus each of $5.00 (i.e., 100,000 Performance Units shall vest), $6.00 (i.e., an additional 100,000 Performance Units shall vest), $7.00 (i.e., an additional 100,000 Performance Units shall vest), and $8.00 (i.e., an additional 100,000 Performance Units shall vest) (each, also an “Additional Target”) if, and only if, (A) the average closing per share price of Company common stock over the 20-trading day period immediately following the date the applicable Additional Target is reached is equal to or greater than the applicable Additional Target and (B) the applicable Additional Target is reached and such average is maintained within the five (5) year period beginning on the Effective Date;

(v)      Additional Performance Units shall vest in a pro-rata amount at the end of the applicable four (4) or five (5) year performance period if the highest average trading price during any 20-trading day period is higher than any target previously achieved (but less than the next target number).  For example, if Executive has vested in 300,000 Performance Units based on reaching Average Closing Price plus $3.00 per share, and the highest average closing price for any 20-day trading period since reaching that price and before the fourth anniversary of the Effective Date is equal to the Average Closing Price plus $3.50 per share, an additional 50,000 Performance Units will become vested; and

(vi)     In the event a Change in Control occurs within the applicable four (4) or five (5) year performance period, then a pro-rata portion of the then unvested Performance Units shall vest (to the extent described in this Section 4(f)) based upon the per share consideration paid to the holders of Company common stock in the Change in Control.  For example, if Executive has vested in 300,000 Performance Units based on reaching Average Closing Price plus $3.00 per share, and the per share consideration paid to the holders of Company common stock in the Change in Control is equal to the Average Closing Price plus $3.50 per share, an additional 50,000 Performance Units will become vested upon the Change in Control.  Any Performance Units which have not previously vested and do not become vested pursuant to this clause (vi) will be forfeited and terminate automatically upon the Change in Control.

(g) Form S-8.  The Company will use its commercially reasonable best efforts to ensure that all shares of Company common stock covered by the Option, the Restricted Stock and the Performance Units are registered on a Form S-8 registration statement.

5.             Employee Benefits.

(a)           Generally.  Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

(b)           Vacation.  Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.

6.             Expenses.  The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.  For purposes of clarification, the Company shall reimburse Executive for approximately 70% of his (a) travel expenses to and from California, and (b) Connecticut office expenses (including, without limitation, secretarial assistance, phone, professional subscriptions, and internet access).

7.             Termination of Employment.  In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive (e) unreimbursed business expenses required to be reimbursed to Executive, and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, this Agreement, or separate indemnification agreement, as applicable.  In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 8.

8.             Severance.

(a)           Termination Without Cause or Resignation for Good Reason During Employment Term.  If Executive’s employment is terminated by the Company without Cause or if

Executive resigns for Good Reason, then, subject to Section 9 and in addition to the amounts provided in Section 7, Executive will receive continued payments of Executive’s Base Salary at a rate equal to 135% of such Base Salary, for the longer of (1) one year and (2) the remaining period of the Initial Term or Additional Term (as applicable).  Such amounts shall be paid out bi-weekly in accordance with the Company’s normal payroll policies.  These amounts shall be determined without regard for any reduction that was the basis for a termination by Executive for Good Reason, if applicable.

(b)           Termination Without Cause or Resignation for Good Reason Prior to First Anniversary of Effective Date.  If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination or resignation occurs prior to the first anniversary of the Effective Date, then, subject to Section 9 and in addition to the amounts provided in Sections 7 and 8(a), Executive will receive a single lump sum cash payment in an amount equal to the First Year Severance Payment.

(c)           Termination upon Death or Disability.  If Executive’s employment is terminated on account of the Executive’s death or Disability, Executive shall receive, in addition to the payments required by Section 7, a portion of his Target Annual Incentive pro-rated from the beginning of the applicable fiscal year in which such termination occurs through the date of termination, and disregarding for this purpose the requirement to satisfy any performance objectives, (the “Pro-Rata Bonus”) and such other payments and benefits in accordance with the Company’s standard plans, programs and practices (if any).

(d)           Voluntary Termination Without Good Reason or Termination for Cause.  If Executive’s employment is terminated voluntarily, without Good Reason or is terminated for Cause by the Company, then, except as provided in Section 7, (i) all further vesting of Executive’s outstanding Options, Restricted Stock, Performance Units and any other equity awards granted by the Company to Executive will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans and/or policies (if any).

(e)           Non-renewal of the Employment Term.  If, following the expiration of the Initial Term or Additional Term, the Company elects to not renew this Agreement, Executive shall receive, in addition to the payments required by Section 7, a Pro-Rata Bonus.

9.             Conditions to Receipt of Severance; Nondisparagement; No Duty to Mitigate.

(a)           Release of Claims Agreement.  The receipt of any severance or other benefits pursuant to Section 8 will be subject to Executive signing and not revoking a release of claims agreement in substantially the form attached as Exhibit B, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the release of claims were executed as of the Effective Date.  No severance or other benefits will be paid or provided until the release of claims agreement becomes effective, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release.

(b)           Non-solicitation and Non-competition.  The receipt of any severance or other benefits pursuant to Section 8 will be subject to Executive agreeing that during the Employment Term and Continuance Period, Executive will not (i) solicit any employee of the Company (other than Executive’s personal assistant) for employment other than at the Company, or (ii) directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the date of termination, competes with the Company with respect to Outdoor Programming.  Executive’s passive ownership of not more than 1% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Section 9(b).  In addition, Executive’s ownership and involvement with the entities referenced on Exhibit A will also not constitute a breach of this Section 9(b).

(c)           Nondisparagement.  During the Employment Term and Continuance Period, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company.  During the Employment Term and Continuance Period, the Company will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive.  Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from (1) providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation or (2) enforcing his or its rights pursuant to this Agreement.

(d)           Other Requirements.  Executive’s receipt of any payments or benefits under Section 8 will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement and the provisions of this Section 9.

(e)           No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

10.           Excise Tax.

(a)           In the event that the severance and other benefits provided in this Agreement or otherwise payable to Executive constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would be subject to the excise tax imposed by Section 4999 of the Code, then, except as provided by Section 10(b) below: Executive’s benefits shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever of the foregoing amounts results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits.

(b)           In addition, in the event a Change in Control occurs, and Executive’s employment is terminated by the Company without Cause, or Executive resigns for Good Reason, prior to the first anniversary of the Effective Date, and it is determined by the Accountants (as defined below) or the Internal Revenue Service that the payments or benefits provided for in this Agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive will receive, as soon as the calculations required under Section 10(c) are complete and upon any notification from the Internal Revenue Service of its determination that payments or benefits hereunder constitute excess parachute payments, (i) payments from the Company sufficient to pay such excise tax (plus any interest and penalties), and (ii) an additional payment from the Company sufficient to pay the federal and state income and employment taxes and additional excise taxes (plus any interest and penalties) arising from the payments made to Executive by the Company pursuant to this sentence (collectively the “Gross-up Payment”).  Notwithstanding the foregoing however, the Company shall only be obligated to make such a Gross-up Payment in an amount necessary, if any, such that the excess of (1) (A) any severance and/or First Year Severance Payment paid or payable to Executive pursuant to Section 8(a) and (b), (B) any (i) Base Salary paid up until the date of termination, (ii) the Signing Bonus, and (iii) the value of Restricted Stock vested prior to, and including, the date of the Change in Control (measured by the closing price of the Company’s common stock as of the applicable vesting date), and (C) the value of vested Performance Units (measured by the closing price of the Company’s common stock as of the applicable vesting date) settled prior to, and including, the date of the Change in Control, and (D) the Gross-up Payment, over (2) all applicable income, employment and excise taxes (including any interest and penalties), whether payable in connection with such Change in Control, the Gross-up Payment or otherwise, equals $1,800,000.

(c)           Unless Executive and the Company agree otherwise in writing, the determination of Executive’s excise tax liability and amount of the Gross-up Payment for purposes of subsection 9(b) above, if any, will be made in writing by the independent auditors who are primarily used by the Company immediately prior to the Change in Control (the “Accountants”).  For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10.  The Company will bear all costs the Accountants and/or Executive may reasonably incur in connection with any calculations contemplated by this Section 10.

11.           Definitions.

(a)           Average Closing Price.  For purposes of this Agreement, “Average Closing Price” will mean $11.46.

(b)           Cause.  For purposes of this Agreement, “Cause” will mean:

(i)    Executive’s willful and continued failure to perform the duties and responsibilities of his position (other than as a result of Executive’s illness or injury) after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and provides Executive with thirty (30) days to take corrective action;

(ii)   Any material act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention that such action may result in the substantial personal enrichment of Executive;

(iii)  Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv)  A willful breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;

(v)   Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action (regardless of whether or not Executive admits or denies liability), which the Board determines, in its reasonable discretion, will have a material detrimental effect on the Company’s reputation or business;

(vi)  Executive entering any cease and desist order with respect to any action which would bar Executive from service as an executive officer or member of a board of directors of any publicly-traded company (regardless of whether or not Executive admits or denies liability);

(vii) Executive (A) obstructing or impeding; (B) endeavoring to obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”).  However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or

(viii)                Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement, if (A) the disqualification or bar continues for more than thirty (30) days, and (B) during that period the Company uses its commercially reasonable efforts to cause the disqualification or bar to be lifted. While any disqualification or bar continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on administrative leave (which will be paid to the extent legally permissible).

Other than for a termination pursuant to Section 11(b)(iii), Executive shall receive notice and an opportunity to be heard before the Board with Executive’s own attorney before any termination for Cause is deemed effective.  Notwithstanding anything to the contrary, the Board may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business should Executive wish to avail himself of his opportunity to be heard before the Board prior to the Board’s termination for Cause.  If Executive avails himself of his opportunity to be heard before the Board, and then fails to make himself available to the Board within five (5) business days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate Executive for Cause.

(c)           Change in Control.  For purposes of this Agreement, “Change in Control” will have the same meaning as “Change in Control” is defined in the Plan.

(d)           Continuance Period.  For purposes of this Agreement:

(i)    if Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, then “Continuance Period” will mean the period of time beginning on the date of the termination of Executive’s employment and ending on the date two (2) years later.  Notwithstanding anything to the contrary in this Agreement, should the Continuance Period exceed the length of time for which the Company is obligated to make severance payments pursuant to Section 8, then the Company shall continue the payment of such severance payments for the applicable remaining period of the Continuance Period.

(ii)   in the event of either (i) the expiration, and non-renewal of the Initial Term or any Additional Term, or (ii) a termination of the Executive’s employment for any other reason, the “Continuance Period,” if any, will mean either the one (1) year or two (2) year period elected by the Company and for which the Company agrees to pay Executive continued Base Salary and Target Annual Incentive for the appropriate period.  The Company may elect to not impose any such Continuance Period in its sole discretion, but if it does wish to impose a Continuance Period, it must make the one (1) year or two (2) year election, as applicable, within ten (10) business days (i) following the election of the Company or Executive to not renew the Employment Term or (ii) following the Executive’s termination of employment.

(e)           Disability.  For purposes of this Agreement, “Disability” shall have the same meaning as that term is defined in the Plan.  Notwithstanding the foregoing however, should the Company maintain a long-term disability plan at any time during the Employment Term, a determination of disability under such plan shall also be considered a “Disability” for purposes of this Agreement.

(f)            First Year Severance Payment.  For purposes of this Agreement, “First Year Severance Payment” will mean an amount equal to $2,400,000 reduced by (1) the amount of the payments required pursuant to Section 8(a), and (2) an amount equal to the product of (i) the per share price paid to holders of Company common stock in the Change in Control multiplied by (ii) the number of Performance Units that have vested as of, and including on account of, the Change in Control.

(g)           Good Reason.  For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i)    A significant reduction of Executive’s responsibilities, relative to Executive’s responsibilities in effect immediately prior to such reduction; including a reduction in responsibilities by virtue of the Company being acquired and made part of another entity (as, for example, when the Chief Executive Officer of the Company remains as the senior executive officer of a division or subsidiary of the acquiror which division or subsidiary either contains substantially all of the Company’s business or is of a comparable size), or a change in the Executive’s reporting position such that Executive no longer reports directly to the board of directors of a publicly-traded company (unless Executive is reporting to the board of directors of the parent corporation in a group of controlled corporations, none of which is a publicly-traded company);

(ii)   A material reduction in the kind or level of welfare and/or retirement benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction that is no greater than 10%;

(iii)  A reduction in Executive’s Base Salary or Target Annual Incentive as in effect immediately prior to such reduction other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the Base Salary and/or Target Annual Incentive by a percentage reduction that is no greater than 10%;

(iv)  The relocation of Executive to a facility or location more than fifty (50) miles from his primary place of employment;

(v)   Any purported termination of the Executive’s employment for “Cause” without first satisfying the procedural protections, as applicable, required by the definition of “Cause” in this Agreement; or

(vi)  The failure of the Company to obtain the assumption of this Agreement by a successor and/or acquiror and an agreement that Executive will retain the substantially similar responsibilities (to the extent described in Section 1) in the acquiror or the merged or surviving company as he had prior to the transaction.

The following shall not constitute Good Reason for purposes of this Agreement: (i) the failure of the Company’s stockholders to reelect Executive to the Board; or (ii) the notification and placement of Executive on administrative leave pending a potential determination by the Board that Executive may be terminated for Cause.

(h)           Outdoor Programming.  For purposes of this Agreement, “Outdoor Programming” means any television, internet or other media programming devoted primarily to traditional outdoor activities, such as hunting, fishing, shooting sports, rodeo, gold prospecting and related life-style programming.

12.           Indemnification and D&O Insurance.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.  The Company shall also maintain commercially reasonable D&O insurance covering Executive during the Employment Term in such amount and pursuant to such terms as is typical and customary for companies of similar size and nature as the Company.

13.           Confidential Information.  Executive agrees to execute the Company’s confidential information and intellectual property agreement, in a form reasonably satisfactory to Executive (the “Confidential Information Agreement”).

14.           Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

15.           Notices.  All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee
c/o Corporate Secretary
with a copy to: its General Counsel
Outdoor Channel Holdings, Inc.
43445 Business Park Drive
Temecula, CA 92590

If to Executive:

at the last residential address known by the Company,
with a copy to:

Charles J. Downey, Esq.
Susan Powell, Esq.
Finn Dixon & Herling LLP
177 Broad Street, 15th Floor
Stamford, CT 06902-2048.

16.           Severability.  In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.  The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.

17.           Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration.  In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a Single Arbitrator mutually acceptable to both parties.  If the parties cannot agree on an Arbitrator, then the moving party may file a Demand for Arbitration with the American Arbitration Association (“AAA”) in Connecticut, who

will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules, except that such Arbitrator must have the qualifications set forth in this paragraph.  Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes, supplemented by the Connecticut Rules of Civil Procedure.  The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.

18.           Legal and Due Diligence Expenses.  The Company will reimburse Executive up to $20,000 for reasonable and actual legal due diligence expenses incurred by him in connection with the negotiation, preparation and execution of this Agreement.

19.           Integration.  This Agreement, together with the Confidential Information Agreement and the standard forms of equity award grant that describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.  To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.

20.           Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

21.           Survival.  The Confidential Information Agreement and the Company’s and Executive’s responsibilities under Sections 8, 9, 10, 12 and 17 will survive the termination of this Agreement.

22.           Headings.  All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

23.           Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

24.           Governing Law.  This Agreement will be governed by the laws of the state of Connecticut without regard for choice of law provisions of any state or other jurisdiction.

25.           Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

26.           Code Section 409A.  Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines that Section 409A of the Code will result in the imposition of interest and additional tax, Executive shall not be paid any compensation or benefits hereunder (whether payable pursuant to Section 8 or 10 or otherwise) upon a separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations promulgated thereunder) until the date which is 6 months after the date of such separation from service (or, if earlier, the date of death of the Executive).  Such severance or other benefits otherwise due to Executive on or within the six (6) month period following Executive’s termination of employment will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination.  All subsequent payments, if any, will be payable as provided in this Agreement.  The Company and Executive agree that this Agreement and the rights granted to the Executive hereunder are intended to meet the requirements of paragraphs (2), (3) and (4) of Section 409A(a)(1)(A) of the Code.  Accordingly, the parties agree that during the period ending on December 31, 2007 (or such later date as set forth by the Internal Revenue Service for good faith compliance with guidance relating to Section 409A of the Code), the parties agree that they shall negotiate in good faith to revise any provisions of this Agreement that might otherwise fail to meet the requirements of paragraphs (2), (3) and (4) of Section 409A of Code; provided, however, that nothing contained in this Section 26 shall be deemed to require the Company to incur any material compensation expense in excess of that which would be incurred by it in the absence of this Section 26.

27.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

OUTDOOR CHANNEL HOLDINGS, INC.

/s/ William A. Owen	Date: October 16, 2006
By: William A. Owen
Its: Chief Financial Officer

EXECUTIVE:

/s/ Roger L. Werner, Jr.	Date: October 16, 2006
Roger L. Werner, Jr.

[SIGNATURE PAGE TO WERNER EMPLOYMENT AGREEMENT]

Exhibit A

Entity	Limitations

WATV Productions, LLC	N/A

Narrowstep Inc.	Maximum 6% ownership

Granahan McCourt Acquisition Corporation	No limitations on ownership, provided business of entity does not compete with the Company.

One additional publicly traded corporation

Executive may serve as a member of such corporation’s board of directors, provided business of entity does not compete with the Company and Executive’s ownership in such entity is limited to a maximum of 2%. Executive may serve on committees of such corporations’ board of directors, but not as chairman of any such committees.

Exhibit B

Release of Claims Agreement

RELEASE OF CLAIMS AGREEMENT

1.     In consideration for the payment of the severance described in the Employment Agreement by and between Roger L. Werner, Jr. (the “Executive’) and Outdoor Channel Holdings, Inc. (the “Company”) (the “Employment Agreement”), dated as of October 16, 2006 (the “Employment Agreement”), the Executive for himself, and for his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, affiliates and divisions and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasers had, now have, or may have in the future against each or any of the Releasees, including under the Connecticut Fair Employment Practices Act, and the California Fair Employment and Housing Act (collectively “Executive/Releaser Actions”) from the beginning of the world until the date hereof.

2.     The Executive acknowledges that: (i) this entire Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Release; (iii) he was given a period of twenty-one days within which to consider this Release; and (iv) to the extent he executes this Release before the expiration of the twenty-one day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Release by delivering notice to the Company pursuant to the notice provision of Section 15 of the Employment Agreement prior to the expiration of the seven-day period following the date hereof, and the severance benefits under the Employment Agreement shall not become effective, and no payments or benefits shall be made or provided thereunder, until the day after the expiration of such seven-day period (the “Revocation Date”). Upon such revocation, this Release and the severance provisions of the Employment Agreement shall be null and void and of no further force or effect.

3.     Notwithstanding anything herein to the contrary, the sole matters to which the Release does not apply are: (i) the Executive’s rights to indemnification (whether arising under applicable law, the Company’s certificate of incorporation or bylaws, indemnification agreement, board resolution or otherwise)  and directors and officers liability insurance coverage to which he was entitled immediately prior to       with regard to his service as an officer or director of the Company; (ii) the Executive’s rights under any tax-qualified pension or claims for accrued vested benefits or rights under any other employee benefit plan, policy or arrangement (whether tax-qualified or not) maintained by the Company or under COBRA; (iii) the Executive’s rights under Section 8 of the Employment Agreement (which are subject to Section 9 of the Employment Agreement) which are intended to survive termination of employment, (iv) the Executive’s rights under Sections 4, 10 and 12 of the Employment Agreement which are intended to survive termination of employment, (v) the Executive’s rights as a stockholder of the Company, or (vi) the Executive’s rights pursuant to the Stock Option Agreement[s] by and between the Executive and the Company, dated [DATE], the Restricted Stock Agreement[s] by and between the Executive and the Company, dated [DATE], and the Performance Unit Agreements by and between the Executive and the Company, dated [DATE] (but excluding any right to continued vesting of such equity awards except as specifically provided in such agreements or in Section 4 of the Employment Agreement).

4.     This Release is the complete understanding between the Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. The Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

5.     In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

6.     This Release shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to principles of conflict of laws.

7.     The parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Connecticut before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs.  The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This section shall not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

8.     This Release inures to the benefit of the Company and its successors and assigns.

Signature page follows.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

OUTDOOR CHANNEL HOLDINGS, INC.

Dated:	By
[NAME]
[TITLE]

Roger L. Werner, Jr., an individual

Dated:
Roger L. Werner, Jr.